Exhibit 99.1

CUSIP# 678046 10 3 Amex: BQI
NEWS RELEASE
DATE: January 24, 2008
Oilsands Quest expands land position in Alberta
Calgary, Alberta— Oilsands Quest Inc. (Amex: BQI) has expanded its land position in Alberta with the acquisition of two oil sands exploration permits contiguous to its Saskatchewan lands. Each permit covers a township of land for a total of approximately 18,432 hectares (46,080 acres). The permits are located north and west of the company’s Axe Lake Discovery area in Saskatchewan.
The acquisition complements Oilsands Quest’s existing land holdings in Alberta and Saskatchewan and is in keeping with the company’s strategy to selectively acquire exploration lands as they come available. Prior to the sale, Oilsands Quest evaluated the lands covered by the new permits by shooting 40 km of 2-dimensional seismic in January 2008.
The new exploration permits were acquired in the January 23, 2008, Alberta Public Offering of Crown Oil Sands Rights. Permit PO298 is for all 36 sections (9216 hectares) in Township 96, Range 1 West of the 4th Meridian. Permit PO299 is for all 36 sections (9216 hectares) in Township 96 Range 2 West of the 4th Meridian. Both permits are issued in accordance with the Alberta Mines and Minerals Act and its regulations. Oilsands Quest acquired the two permits for an aggregate cost of $10,010,880 Cdn, plus annual rental of $3.50 per hectare.
A map showing Oilsands Quest’s revised oil sands holdings in Alberta and Saskatchewan is posted with this news release on the company’s web site (www.oilsandsquest.com).
Oilsands Quest Inc. is aggressively exploring Canada’s largest contiguous oil sands land holding, which is located in Saskatchewan and Alberta, and developing Saskatchewan’s first global-scale discovery. It is leading the establishment of the province of Saskatchewan’s emerging oil sands industry.
For more information:
General inquiries and retail investors, contact Hedlin Lauder Investor Relations Ltd.
Toll Free 1-800-299-7823. Office 403-232-6251
Email irinfo@hedlinlauder.com
Institutional investors, contact BarnesMcInerney Inc.
Toll Free 1-866-794-7288. Office 416-371-0510
Email oilsands@barnesmcinerney.com